EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amyris, Inc.:

We consent to the use of our report dated April 17, 2018, with respect to the consolidated balance sheet of Amyris, Inc. and subsidiaries (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and mezzanine equity, and cash flows for the year ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 17, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has debt service requirements that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, California
September 26, 2018